POWER OF ATTORNEY



I, Gregg W. Robertson, hereby appoint Theron J. Cole and/or William R. Maris as my attorneys in fact with regard to the executing and filing of SEC documents related to my position as a Director or Officer of Cyanotech Corporation and authorize either or both of them to sign and file on my behalf all documents necessary to file and perfect the filing of Form 5's and other SEC documents related to Cyanotech
Corporation for me with the Securities and Exchange
Commission.


/s/ Gregg W. Robertson
Gregg W. Robertson




On this 7th day of June, 2006, before me personally appeared Gregg W. Robertson, to me known, who being sworn or affirmed, did say that he executed this document freely and knowingly.

/s/ Marsha R. Higashi
Notary Public, State of Hawaii

My commission expires: 8/19/09